UNIVERSAL DISPLAY CORPORATION
EQUITY COMPENSATION PLAN

EQUITY RETENTION AGREEMENT

This EQUITY RETENTION AGREEMENT (this “Agreement”), effective as of March 18, 2010 (the “Date of Grant”), is delivered by Universal Display Corporation (the “Company”), to Sidney D. Rosenblatt (the “Grantee”).

RECITALS

The Universal Display Corporation Equity Compensation Plan (the “Plan”) provides for the grant of Stock Awards in accordance with the terms and conditions of the Plan.

The Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the shareholders to make a significant Stock Award to the Grantee, subject to the restrictions set forth in this Agreement, as an inducement for the Grantee to:

•	Devote substantial time and attention to promotion and development of the Company at a time that is important for the future success of the Company;

•	Maintain a significant long-term ownership interest in the Company;

•	Continue in employment in order to ensure continuity of leadership and vision for the Company; and thereby

•	Increase shareholder value.

The Committee has determined that the Stock Award is reasonable and appropriate compensation for the services to be provided by the Grantee to the Company.  References in this Agreement to capitalized terms not defined herein shall have the meanings given to those terms in the Plan.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

1. Stock Award.  As approved by the Committee, the Company hereby grants to the Grantee 250,000 shares of common stock of the Company, subject to the terms, conditions and restrictions set forth below and in the Plan (the “Stock Award”).

2. Vesting and Restriction on Disposition of the Stock Award.

(a) The Stock Award shall become vested according to the following schedule, if the Grantee continues to be employed by the Company from the Date of Grant until the applicable vesting date.

Vesting Date	Vested Shares
First Anniversary of Date of Grant	50,000
Second Anniversary of Date of Grant	50,000
Third Anniversary of Date of Grant	50,000
Fourth Anniversary of Date of Grant	50,000
Fifth Anniversary of Date of Grant	50,000

The vesting of the Stock Award shall be cumulative, but shall not exceed 100% of the Stock Award.

(b) Notwithstanding the foregoing, the Stock Award shall vest in accordance with the terms of the Grantee’s Amended and Restated Change in Control Agreement dated November 4, 2008, between the Company and the Grantee (the “Change in Control Agreement”) in the event of a Change in Control, as defined in the Change in Control Agreement (a “Change in Control”).

(c) If the Grantee ceases to be employed by the Company for any reason before the Stock Award is fully vested, the shares of the Stock Award that are not then vested shall be forfeited and must be immediately returned to the Company.  The Stock Award (whether or not vested) may also be forfeited under the circumstances described in Section 4 below.

(d) In no event may any unvested shares of the Stock Award be assigned, transferred, pledged or otherwise disposed of or encumbered by the Grantee before the shares vest.  After shares of the Stock Award vest, the vested shares (net of any applicable tax withholding) may not be assigned, transferred, pledged or otherwise disposed of or encumbered by the Grantee until the fifth anniversary of the of vesting of said shares, except in the event of the Grantee’s death or a Change in Control.  With respect to each share subject to the Stock Award, the “Restriction Period” is the period beginning on the Date of Grant and ending on the first to occur of the fifth anniversary of the date of vesting of such share, the Grantee’s death or a Change in Control.  Any attempt to assign, transfer, pledge or otherwise dispose of or encumber the shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon such shares, shall be null, void and without effect.

3. Issuance of Certificates.

(a) Stock certificates representing the Stock Award, with appropriate legends reflecting the restrictions under this Agreement, may be issued by the Company to the Grantee or may be held in escrow by the Company during the Restriction Period, as determined by the Committee.  When the Grantee obtains a vested right to shares of the Stock Award, the Grantee shall have the right to receive a certificate representing the vested shares (net of any applicable tax withholding), with appropriate legends reflecting the restrictions under this Agreement.  During the Restriction Period, the Grantee shall receive any cash dividends with respect to the shares of the Stock Award, may vote the shares of the Stock Award and may participate in any distribution pursuant to a plan of dissolution or complete liquidation of the Company.  In the event of a dividend or distribution payable in stock or other property or a reclassification, split up or similar event during the Restriction Period, the shares or other property issued or declared

(b) with respect to the Stock Award shall be subject to the same terms and conditions relating to vesting and transfer as the shares to which they relate.

(c) The Company’s obligation to deliver shares pursuant to the Stock Award shall be subject to all applicable laws, rules and regulations and also to such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.

4. Clawback.  Notwithstanding any provisions of this Agreement to the contrary, with respect to each share subject to the Stock Award  (whether or not vested), the share shall be forfeited, and must be immediately returned to the Company, upon request by the Committee in the event that, during the Restriction Period for such share, (i) the Grantee materially breaches a written non-competition, non-solicitation or confidentiality agreement between the Grantee and the Company and the Grantee fails to cure the breach (if such breach is curable) within 30 days after receiving written notice from the Company of the breach; (ii) the Grantee commits an act of dishonesty, fraud, embezzlement or theft in connection with his duties or in the course of the Grantee’s employment with the Company; (iii) the Grantee is convicted of a felony or a crime of moral turpitude; or (iv) the Grantee engages in actions that are materially detrimental to the Company, including, without limitation, any actions that result in a material restatement of the financial statements of the Company.

5. Grant Subject to Plan Provisions.  This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  The grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) the registration, qualification or listing of the shares, (ii) changes in capitalization of the Company, and (iii) other requirements of applicable law.  The Committee shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

6. Tax Withholding.  Withholding for any federal, state, local or other taxes required with respect to the vesting of the Stock Award shall be governed by the Plan, except that the Grantee may elect to satisfy any tax withholding obligation of the Company with respect to the Stock Award by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.  The Company shall establish procedures for such an election by the Grantee.

7. No Employment or Other Rights.  This grant shall not confer upon the Grantee any right to be retained by or in the employ of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee’s employment at any time. The right of the Company to terminate at will the Grantee’s employment at any time for any reason is specifically reserved.

8. Assignment by Company.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates.  This Agreement may be assigned by the Company without the Grantee’s consent.

9. Applicable Law.  The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.

10. Notice.  Any notice to the Company provided for in this instrument shall be addressed to the Company care of the General Counsel at 375 Phillips Boulevard, Ewing, New Jersey 08618, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing.  Any notice shall be delivered by hand or by a recognized courier service such as FedEx or UPS, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this instrument, and the Grantee has placed his signature hereon.

UNIVERSAL DISPLAY CORPORATION

By:	/s/ Steven V. Abramson

Name:	Steven V. Abramson

Title:	President

Date:	4/1/10

I hereby accept the grant of the Stock Award described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement.  I hereby further agree that all of the decisions and determinations of the Committee with respect to the Stock Award and this Agreement shall be final and binding.

/s/ Sidney Rosenblatt
Grantee

4/1/10
Date